UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2008

BANKUNITED FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-13921	65-0377773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Alhambra Circle	33134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 569-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 19, 2008, BankUnited Financial Corporation (the “Company”) issued a press release announcing that the Company and its wholly-owned subsidiary, BankUnited, FSB (the “Bank”), have each consented to Cease and Desist Orders (the “Company Order” and the “Bank Order,” respectively and collectively, the “Orders”) issued by the Office of Thrift Supervision (the “OTS”). The Orders require the Company and the Bank to take various actions and impose certain restrictions designed to improve their financial strength. The Company and the Bank have already taken action on, and in certain situations, completed or made substantial progress towards completion of, a number of the required actions. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The Bank Order requires the Bank, among other things, to:

•

meet and maintain a minimum Tier One Core Capital Ratio of 7% and a minimum Total Risk-Based Capital ratio of 14%, commencing December 31, 2008. The Bank’s core and risk-based capital ratios were 7.6% and 13.8%, respectively, at June 30, 2008;

•	not pay dividends or capital distributions without receiving the prior written approval of OTS.

•	enhance its policies and procedures regarding its allowance for loan losses, limit its asset growth and develop strategies to strengthen its liquidity position;

•	not originate any loans that provide for or may result in negative amortization, including payment option adjustable rate mortgages (option ARM loans).

•	not originate any loans under reduced documentation and no documentation loan programs; and require the Bank to reduce the portfolio of negative option ARM loans; and

•	enhance monitoring and internal reporting on the option ARM loan reduction efforts. The Bank must report regularly to the OTS on such efforts, as well as on unpaid mortgage insurance claims.

As previously announced the Bank has already terminated the option ARM loan program and eliminated all reduced documentation and no documentation.

The Company Order acknowledges that the Company has previously submitted a capital augmentation plan and an alternative capital strategy to the OTS to preserve and enhance its capital and the Bank’s capital. The Company is now required to adopt and implement the capital plan upon receipt of the OTS’s written non-objection. Further, the Company is prohibited from accepting or requesting dividends or capital distributions from the Bank without receiving the prior written approval of the OTS.

The Orders also require, among other things, that the Company and the Bank notify the OTS prior to adding directors or senior executive officers; limit certain kinds of severance and indemnification payments; and require prior OTS approval before entering into, renewing, extending, or revising any compensatory or benefits arrangements with any director or officer.

The description of the Orders, and the corresponding Stipulation and Consent, are qualified in their entirety by reference to the Orders and Stipulations, copies of which are attached as exhibits to this Current Report on Form 8-K and are incorporated by reference herein in their entirety.

Item 8.01	Other Events

On September 19, 2008, the Company, as part of its strategic plan, announced a reduction in the staff of the Bank by approximately 160 persons, or 12% of the Bank’s current workforce. The reductions will come primarily from the Bank’s residential lending support and operations. The Company expects this action to result in estimated annualized cost savings of approximately $11 million.

The Board of Directors has determined to defer payment of regularly scheduled quarterly interest payments on the Company’s aggregate $237 million of floating rate junior subordinated interest debentures (the “Subordinated Debentures”) associated with its ten trust preferred subsidiaries. Pursuant to the indentures for the Subordinated Debentures, the Company has the right to defer payments of interest for up to twenty consecutive quarterly periods, provided that there is no event of default (as defined in the indentures), existing at the time of deferral. During a period when payments are deferred the Company may not, among other things and subject to certain exceptions, declare or pay dividends with respect to the Company’s capital stock, pay principal or interest on debt that rank pari passu or junior and make any payments under guarantees of the Company which rank pari passu or junior to the Subordinated Debentures. During a period when interest payments are being deferred, interest continues to accrue at an annual rate equal to the interest in effect for such period and must be paid at the end of the deferral period. On September 18, 2008, the Company sent notices to the trustees for each Subordinated Debenture informing them of its election to defer interest payments as of next scheduled payment date. The total estimated annual interest that would be payable on the Subordinated Debentures, if not deferred, would be $12.4 million, based on current variable rates. The deferrals are expected to take effect commencing with the regularly scheduled payments in October 2008.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	OTS Order to Cease and Desist with the Company dated September 19, 2008

10.2	Stipulation and Consent to Issuance of Order to Cease and Desist with the Company dated September 19, 2008

10.3	OTS Order to Cease and Desist with the Bank dated September 19, 2008

10.4	Stipulation and Consent to Issuance of Order to Cease and Desist with the Bank dated September 19, 2008

99.1	Press Release issued by the Company, dated September 19, 2008

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION

Date: September 19, 2008

	By:	/s/ Humberto L. Lopez
Humberto L. Lopez
Senior Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.1	OTS Order to Cease and Desist with the Company dated September 19, 2008

10.2	Stipulation and Consent to Issuance of Order to Cease and Desist with the Company dated September 19, 2008

10.3	OTS Order to Cease and Desist with the Bank dated September 19, 2008

10.4	Stipulation and Consent to Issuance of Order to Cease and Desist with the Bank dated September 19, 2008

99.1	Press Release issued by the Company, dated September 19, 2008